Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Aug 04, 2011 / 12:30PM GMT

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FINAL TRANSCRIPT

Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

CORPORATE PARTICIPANTS

Gordon Runte

Fortress Investment Group LLC - IR

Dan Mudd

Fortress Investment Group LLC - CEO

Mike Novogratz

Fortress Investment Group LLC - Principal

Dan Bass

Fortress Investment Group LLC - CFO

Wes Edens

Fortress Investment Group LLC - Co-Chairman

Pete Briger

Fortress Investment Group LLC - Co-Chairman

CONFERENCE CALL PARTICIPANTS

Craig Siegenthaler

Credit Suisse - Analyst

Roger Freeman

Barclays Capital - Analyst

Dan Fannon

Jefferies - Analyst

PRESENTATION

Operator

Good morning. My name is Darla, and I will be your conference operator today. At this time, I would like to welcome everyone to the Fortress second quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions). Thank you.

I would now like to turn the call over to Gordon Runte. Please go ahead, sir.

Gordon Runte - Fortress Investment Group LLC - IR

Thank you, Darla.

Good morning everyone and welcome to our second quarter 2011 earnings conference call. We will begin our call with opening remarks from Fortress Chief Executive Officer Dan Mudd, principal Mike Novogratz, and Chief Financial Officer Dan Bass. After these remarks, we will save most of our time today for your questions. And we have Fortress co-Chairmen Wes Edens and Pete Briger and other members of their executive team to join us for that portion of the call.

Before we begin, let me remind you that statements made today that are not historical facts may be forward-looking statements. Such statements are by their nature uncertain and may differ materially from actual results. We encourage you to read the forward-looking disclaimer in today’s earnings release in addition to the risk factors described in our quarterly and annual filings.

With that, let me hand off to Dan Mudd. Dan?

FINAL TRANSCRIPT

Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Dan Mudd - Fortress Investment Group LLC - CEO

Okay. Thanks, Gordon and thanks everybody for joining us today.

As you know, in conjunction with our earnings release this morning, we made two announcements that I believe sum to extremely positive news for Fortress and our investors — the reinstatement of our dividend and the renewed five year employment agreements for our principals.

Since this is an earnings call today, so I’m going to begin with an overview of results and the drivers behind them, and then we’ll go to cover those additional matters.

DE was down, which reflected difficult second quarter markets particularly in macro, but on a number of other fronts, as indicated, there’s positive news. The dividend and the principals’ agreement, I think, both express our continued view that the markets are very far from whatever we consider to be the new normal and that the transition from where we are to that new normal will continue to present extraordinary opportunities for Fortress.

Let me go to the financials.

DE was $46 million, down from $73 million a year ago and $103 million from the first quarter. While that’s not far off from the pace of DE midway through last year, it falls short of where we’d like it to be. The short take here is that we have three big alternatives businesses that are putting a great deal of capital to work across geographies and asset classes, and they have a broad range of investment mandates. Our Global Macro Fund and our Commodities Fund operate against annual high water marks, and following a strong first quarter, they crossed under their marks. So while our management fee stream continued to be very strong, incentive income was not.

I would say, and Mike is going to cover this in a minute, in macro, political uncertainty clearly dominated the market — from the European sovereign debt crisis, to Asia/China inflation concerns, to the pace of recovery or potential deterioration of the US economy, and all the way through to the debt ceiling debate. In a longer context, I would say we remain focused on our core structural themes and we are optimistic about the prospects to deliver stronger investment performance and financial results in the second half of the year. Mike, as I said, will get to that in a few minutes.

Longer term investment themes outside of macro continued to play out, centered in large part on this financial system continuing to stumble and meander towards a new normal — regulated and non-regulated financial institutions continuing to sell distressed assets to sanitize their balance sheets, institutions struggling to refinance maturing debt, institutions off-loading core platforms, and a continued unwinding and reconfiguration of overly complex capital structures.

With that, in credit, given the longer themes that I just noted, it remains a very good time for our business with deep experience in structured finance and intensive asset management that can focus on what we’re calling “financial services garbage collection.” Our success, in fact, in this arena earned our credit business the Institutional Investor “Credit Focused Hedge Fund of the Year” award.

In the second quarter Credit PE had more moderate realization than we saw in the first quarter, which resulted in somewhat lower incentive income versus what was an exceptionally strong first quarter. That’s just a reflection of the fact that PE realizations don’t occur on a fixed schedule. In fact, strong investment performance in these funds continued to produce unrealized incentive income, which has now grown to nearly $300 million across our Credit Funds.

Also, in Credit, the Credit Hedge Funds continued to shine, up between 7% and 9% on the year so far, and returns have been strong in our Japan Opportunities Fund, with a 14% increase in the net asset value surplus for the quarter. In Private Equity, the main story is that the trend of investment valuation increases continued into the second quarter. Main fund investments in PE have seen valuation increases in eight of the last nine quarters, which equates to appreciation of 77% or just under $6 billion. So a very positive and sustained valuation trends in Private Equity. In addition, we think that the shakeout of corporate restructurings and recapitalizations, coupled with compelling demographic trends, and strong supply/demand dynamics, all line up well for our core investment strengths in PE in financial services, healthcare/senior living, and transportation, shipping, and infrastructure.

As I noted, our Global Macro and Commodities Funds went below high water marks and, therefore, reversed accrued incentive income. These funds now sit with 90% of their AUM within 5% of high water marks. One other note there, our new Asia Macro Fund has performed well out of the box, up 3% inception-to-date, with approximately $200 million in commitments.

FINAL TRANSCRIPT

Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Let me now turn to today’s other announcements.

First, our Board has approved a revised dividend policy to reinstate quarterly distributions of $0.05 a share, commencing in the fourth quarter of this year. Going forward in 2012, we plan to maintain a consistent quarterly dividend with an annual supplemental top-up dividend in the fourth quarter based on performance. At our current share price, without assuming any potential top-up, our dividend yield would be just under 5%.

The revised dividend policy, which was unanimously approved by the Board, reflects what we believe to be the most appropriate structure given the pattern of earnings at alternative asset managers. The fixed quarterly payout really pivots off the stability and predictability of our management fees and the supplemental year-end top-up distribution will reflect full-year performance fees. After taking into account our balance sheet commitments, opportunities to fund profitable business growth, our debt covenants and our own ability to pay down debt, it’s our objective under the new policy to pay out a substantial portion of DE to shareholders.

In our second announcement, all five of our principals have renewed their five year terms of employment. The objective of our management team and Board has been to structure a durable, long-term agreement with a clear alignment of interests with shareholders, and pay based exclusively on performance. I think the agreement we’ve announced this morning accomplishes these objectives.

First, the agreement is completely forward-looking. The new agreement will go into effect on January 1st, and principal compensation will be calculated from then forward. Principals will be compensated for delivering strong investment returns and raising new assets under management. In strong years, any compensation above 10% of fund management DE would be paid in three-year vesting stock. In weak years, there are no guarantees. An amount equal to 50% of cash payments received under the plan will be reinvested or maintained in Fortress funds.

As an additional reminder, each of our principals owns between $200 million and $300 million of Fortress equity, so there remains an enormous long term incentive to focus on building this institution.

Let me review a few of the details.

First, on structure, for the existing hedge funds where principal serves as CIO, compensation will equal 20% of incentive income. As I noted, there’s no guarantee on that. If performance for our LPs does not result in an incentive income that contributes to DE, there’s no payout. For new assets raised after January 1st, principals will earn 20% of fund management DE for AUM where they serve as the CIO, and 10% where they serve as a sponsor, but not as the CIO. This accomplishes an important corporate objective of helping to develop the next generation of investment managers in the firm.

Importantly, compensation for new hedge fund and PE capital will be calculated on a net, not a gross basis. So all costs will be covered before principal compensation is paid out. This structure, I think, recognizes our principals’ central role in both raising new long-term capital and in leading our efforts to maximize returns for our investors, and, therefore, earnings for our shareholders.

Second point — payments up to 10% of fund management DE for each business will be made in cash. Payments above that amount, if any, will be made 100% in equity, restricted share units that vest over three years. To be clear, that means that the maximum possible DE impact of this plan in a particular year will be 10%, and that will occur only if the firm, as well as all three businesses individually, have a great year.

Third point — an amount equal to 50% of cash paid out to principals each year will be mandatorily invested or maintained in Fortress managed funds.

So we believe this is a straightforward, balanced and appropriate compensation and employment agreement that aligns the interest of our principals with our LPs and our public shareholders. We believe it appropriately contemplates the introduction of the next generation of CIOs, which is critical to the continued expansion and diversification of our franchise. And we believe it also puts a final exclamation point on the deep commitment of our principals to this company, a commitment already made abundantly clear by their active hands-on leadership, their focus on maximizing returns for fund investors, and the over $1 billion that they have personally invested alongside our LPs.

It’s forward-looking, it pays only for performance. If the LPs make money, the shareholders make money, and the principals make money.

The last few items I want to touch on before handing off to Mike. First, capital raising activity continued with a focus on more liquid, and therefore smaller closes. So far this year, new commitments were a $1.4 billion through mid-year.

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Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

We anticipate forming two new sector-specific Credit PE funds and two new Private Equity funds this year. We had, in fact, the first close of a transportation and infrastructure fund that is our first raise in the traditional PE space since 2008, a reflection of both the hard work and the continued progress in PE valuations that I mentioned.

Fortress’s Asia Macro Fund AUM stood at $108 million at quarter end, but commitments have continued to accelerate and we were at approximately $200 million as of August 1st. So we’re raising capital and we’re in the market in all of our businesses right now.

We’re limited in what else we can say about active fundraising. But as I indicated on our last call, we expect that the timing of our launches will lead to capital commitments more weighted toward the latter part of the year.

Balance sheet investments continued to grow with cash and investment net of debt increasing to $1.1 billion at the end of the second quarter, up 3% from the prior quarter. That translates into roughly $2.03 balance sheet value per share, which represents about 50% of our share price as of yesterday’s close. In my view, this is a really important part of our valuation story because it implies that with credit given for our balance sheet and a conservative multiple applied to management fees, investors in our stock are essentially receiving a free call on incentive income.

Lastly, the value chain that delivers to shareholders begins with delivering investment performance for our LPs. While we absolutely expect the market to remain challenging and volatile and vulnerable to flare-ups from a range of political and other catalysts, I’m confident that this landscape aligns well with the fundamental strengths of the Company, and I think this ultimately accrues to the benefit of Fortress LPs and our shareholders.

So today, three messages from me. Soft quarter, but the environment continues to produce great opportunities. Second, as promised, all the principals have renewed their five year contract on attractive, commercial and well-aligned terms. Three, our new dividend policy and announcement for the fourth quarter reflects our confidence in Fortress and our appreciation for investors.

With that, thanks. Let me hand it off to Mike.

Mike Novogratz - Fortress Investment Group LLC - Principal

Great. Thank you, Dan.

Listen, I’d like to show up today and talk about a bull market. Unfortunately, it’s not in equities, but it’s a bull market in both politics and policy which I think is dominating the investing landscape, making it both challenging but also creating great opportunities. I’m going to spend just a couple minutes and go around the world and touch on five or so hot areas that I think are really driving the markets today.

First, there seems to have been a significant deterioration in the growth outlook both in the U.S. and globally. We think it is derived from a few things.

One, a breakdown in confidence. Early in the year, most economic forecasters had a 3.5% to 4% GDP outlook for the U.S. and a plus 4% global GDP outlook. With both the political grid lock that we saw in DC and the perceived inability to really deal with the fiscal issues, with the constant fiscal problems in Europe and their ability to get to the 75-yard line and never over the 100. You’ve seen a breakdown in both consumer confidence and corporate confidence, which is showing up in ISMs rolling over and new orders rolling over. Markets are nervous and we had a 10% correction in equity markets in the last eight days.

But more importantly, the cyclical factors all seem to be turning over. I think we can say with pretty good certainty that we’ve hit the cyclical peak in the second quarter and the future outlook will be a lower growth, not higher growth. Now, most forecasters have ratcheted down growth to roughly 2% in the US. We think it’s probably going to end up at 2% with downside risk.

Part of it I think is a realization that coming out of the 2008 credit bubble, at one point there was hope that we could have a quick fix. I think the market is sobering up and waking up to the fact that this is going to be a long hard grind out of this deleveraging. It could last three to four more years. And so the market is resetting to a low growth threshold. And both fixed income and equity markets are pricing to that.

The fiscal issues in the US, we got through this last hurdle, but they are going to continue to be a big drag on the economy this year and in the future. When we travel the world, the global investors, and most of our big creditors, are woefully worried about our ability to deal with the fiscal issues. It creates an environment where people continue to want to sell the dollar. We think the dollar will continue to be under pressure for a long time. And that’s creating one of the situations I think that’s most interesting in the world in both creating challenges in the market and opportunity.

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Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

We have seen an unbelievable amount of foreign exchange intervention. In the 20 years I’ve been doing the business, I’ve never encountered players as large and as aggressive as the sovereign wealth funds and central banks are in markets today. It’s creating grand distortions where you have markets that fundamentally should trade at one price but because of both political and fear agendas are trading at completely at a disequilibriated prices.

The Japanese this morning intervened in their currency market. They bought $50 billion to $60 billion of dollars, weakening the yen 3%. I think it’s just an indication of what you’re going to continue to see. Now, that provides both opportunity, but it also provides more nervousness in the markets.

I’ll switch to Europe real quick. The sovereign issues in Europe continue to be the single biggest overhang in the markets. They came up with a deal to help solve the Greece issue two weeks ago, created a forum with the SFF that should have worked but didn’t fund it. And now we’re at a point where the market is going to question the resolve of the Europeans. We fundamentally think it’s a mistake to question Europe’s resolve to hold the euro together, and in the long run, you’ll see a federalization of Europe. But it’s a long run, and the path to get there will be very volatile. So my best guess is while we’ll have quick fixes and you’ll have big relief rallies, this sovereign issue in Europe is also going to be a big overhang in the markets.

And so step back, we have problems in Europe, problems in the US. You’ve got fiscal contraction in both the Europe, US and UK at a time when you have slowing growth so it doesn’t look like a real optimistic scenario.

Finally, I’d say that given all that, what makes markets challenging and always makes a bear market challenging is that the market prices that in very quickly so you have two year rates in the US, you have 30 basis points, you have had 10% to 20% selloffs in equity markets in the last six weeks, risk is as low as it’s been at most of the big investment banks. Risk is low in the hedge fund community. Panic indicators are at a high. So this sets up for a period of big bear market short squeezes which makes markets challenging. So we foresee a very choppy environment where the broad move is lower in equities with big short squeezes to the upside, rates low for a long period of time, and the dollar under continued pressure. I think with that, I’ll stop.

Dan Bass - Fortress Investment Group LLC - CFO

Okay. Thanks, Dan. Thanks, Mike.

As Dan mentioned pre-tax DE for the quarter was $46 million or $0.09 per share. This brings our year-to-date total to $149 million or approximately $0.28 per share. These DE levels are a function of some challenging times in this quarter in our Liquid market segment. That said, management fees of $131 million in the second quarter were up 4% from the first quarter, and up 7% from last year.

Now on to the segment results. Our private equity business produced DE of $35 million for the quarter which was up from $27 million in the first quarter which was a result from increased management fees and lower expenses. The underlying assets in our Private Equity funds have appreciated by another $400 million or 3% in the quarter. These assets have now appreciated by $1.6 billion or 14% from the beginning of the year.

Our Credit business once again had a good quarter, generating $30 million of DE, bringing our year to date total to $86 million. Drilling down into the business, our Credit Hedge Funds generated $16 million of incentive income in the quarter and $54 million for the year. This is a result of strong performance in our special opportunities funds which had net returns between 7% to 9% since the beginning of the year.

Our Credit PE funds generated another $23 million of incentive income in the quarter, bringing year-to-date total to $80 million. This is down from the first quarter due to fewer and smaller realization events versus activity in the first quarter.

You should note that the embedded unrealized value in our Credit funds remains robust. As Dan stated, we still have approximately $300 million of gross, mark-to-market, undistributed, PE-style incentive income in our Credit fund. This $300 million is not included in our current or any prior period reported earnings.

Finally, we raised approximately $450 million in capital in the first half of the year in Credit, primarily in our Credit Hedge Funds.

FINAL TRANSCRIPT

Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Our Liquid markets business faced a challenging second quarter. As a result, the segment’s DE contribution is just under $9 million year-to-date. As you know, our Fortress Macro Fund and Commodities Fund both ended the quarter below their respective high water marks. This led us to reverse $19 million or nearly all of the first quarter gross incentive income accrual.

On a positive note, our management fees were up 7% quarter over quarter helped by the $800 million of capital that we raised in the first half of the year.

Let me turn to operating margins and taxes. Our year-to-date operating margin stands at 38%. This dip in margins is primarily due to low margins in our Liquid business. The main driver of the lower Liquid margins is the minimal amount of incentive income that we have recognized year-to-date.

Additionally, we have made a few strategic portfolio manager hires as a part of our continued build-out of the Liquid markets business. That said, with improved performance in the second half of the year, we would expect the full year margins to come back in line with our annual historical range of 40% to 45%.

On taxes, we still expect our full year effective tax rate for 2011 DE will be between 5% and 10%. This is based upon our expected mix of income and deductions for stock based compensation.

Now turning to AUM, which is the leading indicator of our future earnings. Our AUM ended the second quarter at $43.8 billion, an increase of 2% from the first quarter. Additionally, our alternative asset AUM was up 1% from the first quarter. Further, it is important to note that 80% of our alternative asset AUM remains in locked-up, private equity-style no-redemption structures. And finally, at the end of the quarter, we had substantial dry powder of approximately $3.3 billion which is available for investment and becomes AUM when called.

So in closing, let me leave you with these main points. Our assets are up, our debt is down, and with over $2 per share in book value, our balance sheet and capital structure have never been in a better position. Strong performance in the second half of the year should get us back on the right earnings trajectory.

And finally, as CFO, let me make a few comments on today’s announcements on the dividend and new principals’ agreement. These announcements provide more clarity and certainty around our businesses. These developments are good for all stakeholders.

Thank you and let’s go to Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Craig Siegenthaler with Credit Suisse.

Craig Siegenthaler - Credit Suisse - Analyst

Thanks. Good morning, guys

Dan Mudd - Fortress Investment Group LLC - CEO

Hey.

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Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Craig Siegenthaler - Credit Suisse - Analyst

Can you provide an update on the private equity business. I know you can’t provide full disclosure here when you’re potentially out raising assets, but can you talk about the effort to grow funds in areas where Fortress has outperformed historically, like transportation, retirement, and also provide color on the $215 million invested capital increase in PE exactly kind of what was that item?

Dan Mudd - Fortress Investment Group LLC - CEO

Yes. Why don’t I let Wes take it from there.

Wes Edens - Fortress Investment Group LLC - Co-Chairman

Sure. We had a good quarter, Craig, in terms of the portfolios overall.

As Dan said, we’ve had a pretty consistent increase in valuations as the businesses have broadly continued to do well over the last couple of years. And this quarter was no exception.

The good news from our standpoint is that the biggest exposures that we’ve got, senior housing, transportation, and financial services, all across the board had some real great performance and there’s not a lot I can say about a couple of the companies because we’re in registration in them right now. We have filings on both the consumer finance business Springleaf, we have filings on our mortgage servicing business, Nationstar, and so you can read about those but I can’t really talk to those. But obviously the numbers speak to themselves. They’ve done really terrifically. Senior housing, which is the biggest single investment we’ve got on the private side, had another tremendous first half of the year where they had record occupancy gains in both the months of June and July. So we’re very positive about that.

As Dan mentioned, we had a first closing on a transportation-only fund that’s run by my partners and Joe Adams and John Atkenson. It’s a big event in that it’s the first time they have raised independent capital, something we think what has got a tremendous amount of potential so I think there should be a lot more to go on that side of it. And capital raising as a general matter is about ready to commence on the general fund. So I think we’ll have some good things to report in the near term there.

But I’m very, very positively constructive about the business and think the prospects for this portfolio really across all of the different funds looks very, very good.

Craig Siegenthaler - Credit Suisse - Analyst

And, Wes, or maybe Dan can help out there. What was that $215 million item for further — I think it was —

Dan Bass - Fortress Investment Group LLC - CFO

Yes. To be clear the $215 million was just capital calls coming in from Fund V and V-Co — as those funds went off of AUM on committed capital and now we’re on called capital so it’s just continued capital.

Craig Siegenthaler - Credit Suisse - Analyst

Got it. Thank you.

And one last question maybe Stu or Mike can handle this one. But can you talk about kind of where you are in the process of building out the Liquid Hedge Fund business both here in the US, including areas like long/short and also maybe in Asia with Adam?

Mike Novogratz - Fortress Investment Group LLC - Principal

Sure. Right now, we have three hedge funds the Macro Fund, the Commodity Fund, and the Asia Fund. This year’s focus has been getting the Asia Fund up and growing and it’s got a nice forward trajectory there. We have a credit fund that we would hope to bring to market sometime in the next 6 to 18 months. We’ve gotten 4 to 5 long/short equity portfolio managers, one of which we think we could be in the market within the next, call it 6 to 18 months as well and are in the market interviewing to hire another team. Our hope would be two more hedge funds within 12 months and to go from there.

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Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Craig Siegenthaler - Credit Suisse - Analyst

Got it. All right. Great. Thank you for taking my questions

Dan Mudd - Fortress Investment Group LLC - CEO

Thanks, Craig.

Operator

Your next question comes from the line of Roger Freeman with Barclays Capital.

Roger Freeman - Barclays Capital - Analyst

Hi. Good morning. Actually, just a follow-up on the last point.

Of the hires that you’ve made in Liquids, these are — the intention there is to build new hedge funds as opposed to sort of within Macro, segmenting that further? Because I’m just thinking back to in the past where you’ve had at one point you had more industry focus within the Macro Fund and then you kind of brought it up to more concentrated level. Can you just kind of talk to that?

Mike Novogratz - Fortress Investment Group LLC - Principal

Certainly. So the Macro Fund apparently has eight portfolio managers in it. We think it will stay between seven and ten portfolio managers. One of our Credit traders in the fund would potentially be a spinout for one of the new hedge funds. Other funds we’re going to start, we’re going to start independently where they’re not going to be also portfolio managers in the macro fund.

Dan Mudd - Fortress Investment Group LLC - CEO

The other — Roger, it’s Dan Mudd — the other thing I would add there too is that in parallel to the front end and investing build-out, we, led by Stu, are focusing on making sure that the back end and the infrastructure keeping space. So over the course of the past 12 months in addition to adding Stu as the President and Chief Operating COO we’ve added a CFO, a CRO, and a new Chief Technology Officer just to make sure that the infrastructure can support the build-out without taking anybody’s concentration off of the day-to-day investing activities.

Roger Freeman - Barclays Capital - Analyst

Okay. That’s helpful. And then just on the transportation fund, I know you can’t talk a lot about it, but can you say what the first close brought in?

Dan Mudd - Fortress Investment Group LLC - CEO

I think we cannot. We did a relatively small first close built around a deal and to get the fund up and going and I would just sort of characterize generally that as we build out new funds, I think the experience has been that it’s much easier to market a fund in any of our businesses when you’ve got actual transactions that have funded and have operated to go out and talk to investors about; as contrasted to kind of here’s our idea and here’s how we size up the market. So that was certainly the pattern with building out Asia Macro and I would anticipate that would be the pattern with building out the Worldwide Transportation Fund.

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Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Wes Edens - Fortress Investment Group LLC - Co-Chairman

Yes. Given the size of the market operates in, Roger, you’ve got ships, airplanes, containers, infrastructures, railroads, there’s all kinds of things that could be prospectively be invested there. Those markets are in the hundreds and hundreds and hundreds of billions of dollars. We think the scale of the business, given our experience with it and what we think the opportunities are worldwide is really tremendous.

Roger Freeman - Barclays Capital - Analyst

Yes. Okay, thanks, Wes. Two more.

Dividends — so if I understand this correctly, the $0.05, is that kind of representative of what the base quarterly payout is? I’m just confused because it’s the fourth quarter, that would be the top off?

Dan Mudd - Fortress Investment Group LLC - CEO

No. That’s the base and we do not anticipate a top off for Q4 2011.

Roger Freeman - Barclays Capital - Analyst

Is that primarily because of the credit covenant restrictions?

Dan Mudd - Fortress Investment Group LLC - CEO

It’s a bunch of factors but I think the important thing is get the dividend back up and going, get ourselves that consistent with the introduction of the new principals’ agreement. We’re in a choppy market but we wanted to give you guys some certainty in terms of where we’re going to be end of this year and then with a steady run through 2012 we’ll go into the full year top-up.

Roger Freeman - Barclays Capital - Analyst

Last question on the management agreement. So I was wondering if you could sort of talk to this question, which is the old agreement was, if I recall correctly, I think the principals were getting paid $150,000 or $175,000 a year and then they got their portion of the distributable earnings. And under the new one, there’s going to be a piece that comes out of distributable earnings and also share count dilution and then they still get their portion of what’s left of the distribution. And just from a layman’s standpoint and given that they each have you say said $300 million to $400 million of equity in the business and obviously have a vested interest in the success, how do you sort of compare new versus old?

Dan Mudd - Fortress Investment Group LLC - CEO

Yes. I think there are a couple points that you’ve got a little bit sideways there. First, basically, the way I think about it is at the IPO the principals turned in their points and took back shares for that. So they’ve had an annual salary since the IPO in 2007 of $200,000 period. So that was for the first five years from the introduction of the IPO until January 1st of 2012.

Then going forward, based only on results going forward and based on new capital in the case of private equity funds, or based on annual performance in the case of hedge funds, there is a 20-point payout to the principals as a result of that performance

Roger Freeman - Barclays Capital - Analyst

Okay.

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Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Pete Briger - Fortress Investment Group LLC - Co-Chairman

And just I would add I think when you talked about us each owning $300 million or $400 million worth of stock, we do own that $300 million or $400 million worth of stock, but we also have additionally in excess of $1 billion of investments alongside our LPs.

Roger Freeman - Barclays Capital - Analyst

Right. Absolutely. Okay. All right. Thanks.

Operator

Thank you. (Operator Instructions). Your next question comes from the line of Dan Fannon with Jefferies.

Dan Fannon - Jefferies - Analyst

Good morning. You mentioned I think it was $300 million in unrealized value in Credit Hedge Funds — can you talk about where that was maybe last quarter or at the end of the year?

Dan Bass - Fortress Investment Group LLC - CFO

It’s in the entirety of the Credit business of PE and Hedge Funds. And it was $280 million at the end of the year, but we’ve realized $80 million on a year to date basis. So it’s up $100 million of which we’ve realized $80 million and the remaining amount left is $300 million. So —

Dan Fannon - Jefferies - Analyst

Okay. And then —

Dan Bass - Fortress Investment Group LLC - CFO

It was up $100 million on $280 million from your end.

Dan Fannon - Jefferies - Analyst

Okay. That’s helpful. And then, Wes, I think you mentioned getting ready for capital raising of a general fund. So is that something as we think about 2012 we should think about a larger PE fund formation starting?

Wes Edens - Fortress Investment Group LLC - Co-Chairman

Yes. I think we’ve got on the schedule right now to start after Labor Day raising the fund. So as we have results from that, we will talk about it. I think the other — the other thing I’ve been spending a lot of my time on is China, where we’ve got an office we opened up there recently, and we’re in the process of getting into the senior housing business there. So there’s interesting activity both through the spectrum of our portfolio companies as well as prospectively raising capital in that part of the world. So those are both things that are very much in the hopper that we should have good results on shortly, I think.

Dan Fannon - Jefferies - Analyst

Okay. And then going back to the hedge fund business quickly, could you maybe break out kind of the — so we have an idea of what kind of the redemption periods are for the different funds, the liquid fund, I’m wondering how much of your investors are generally on monthly redemption notices? And then within the credit business, the credit hedge funds, is that all annual or is there some that’s tied up beyond one year?

FINAL TRANSCRIPT

Aug 04, 2011 / 12:30PM GMT, FIG - Q2 2011 Fortress Investment Group LLC Earnings Conference Call

Dan Bass - Fortress Investment Group LLC - CFO

In the liquid business, it’s between one month and three months redemption notices, I think with a bias to the three month class. In the credit hedge fund, it is an annual redemption notice that coincides with the end of the third quarter is when the time frame for when that occurs.

Dan Fannon - Jefferies - Analyst

So when you report 3Q, you would tell us the annual redemptions, if there are any, for that fund?

Dan Bass - Fortress Investment Group LLC - CFO

Yes.

Dan Fannon - Jefferies - Analyst

Okay. Thank you.

Operator

At this time, there are no further questions. Presenters, I’ll hand the floor back to you.

Dan Mudd - Fortress Investment Group LLC - CEO

Okay. It’s Dan Mudd. Thanks, everybody, for joining us today.

In summary, we continue to like the market, we continue to like the way that it sets up for Fortress. I think we’ve provided a lot of forward-looking clarity both in terms of the dividend and the engagement of the senior management to get us through this period. So we’ll look forward to continuing our dialogue with you and posting you on the results as we go. Thanks.

Operator

Ladies and gentlemen, this concludes Fortress second quarter earnings conference call. You may now disconnect.

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